Exhibit 99.1

News Release

Contacts:
For Immediate Release
Neill Davis, Men’s Wearhouse (281) 776-7000 Ken Dennard, DRG&L (713) 529-6600
MEN’S WEARHOUSE REPORTS
FISCAL 2011 FIRST QUARTER RESULTS
•	Q1 2011 GAAP diluted earnings per share was $0.52 and adjusted diluted earnings per share was $0.53

•	Company provides guidance for second quarter and updated guidance for full year of fiscal 2011

•	Conference call at 5:00 pm Eastern today
HOUSTON — June 8, 2011 — The Men’s Wearhouse (NYSE: MW) today announced its consolidated financial results for the first quarter ended April 30, 2011.

First Quarter Net Sales Summary — Fiscal 2011
						Comparable Store Sales
	U.S. dollars, in millions				Total Net Sales	Change % (c)
	Current Year		Prior Year		Change %	Current Year	Prior Year
Total Company	$580.4	(a)	$473.5	(a)	22.6%
Total Retail Segment	$520.7		$469.8		10.8%
MW	354.7		318.3		11.4%	10.8%	2.4%
K&G	106.7		98.3		8.6%	9.3%	- 4.9%
Moores Canada	53.2		47.4		12.2%	6.0% (b)	0.2% (b)
Corporate Apparel Segment	$59.7		$3.7		1,521.1%

(a)	Due to rounded numbers, total Company may not sum.

(b)	Comparable store sales change is based on the Canadian dollar.

(c)	Does not include ecommerce sales.
GAAP diluted earnings per share were $0.52 for the first quarter ended April 30, 2011. Adjusted diluted earnings per share were $0.53 after excluding $0.7 million ($0.4 million after tax or $0.01 per diluted share outstanding) in acquisition integration expenses. This compares to adjusted diluted earnings per share updated guidance given May 5, 2011 of $0.47 to $0.50 and original guidance given March 9, 2011 of $0.27 to $0.30. In first quarter of 2010, GAAP diluted earnings per share were $0.26.

FIRST QUARTER REVIEW
Total Company net sales increased 22.6% for the quarter.
In our retail segment, comparable store sales increased at each of our brands due to increased units per transaction, higher average ticket and, at K&G and Moores, an increase in customer traffic. There was also a 3.9% comparable store sales increase in tuxedo rental services revenues.
Corporate apparel segment net sales increased $56.0 million to $59.7 million for the quarter compared to the same prior year quarter. The increase was primarily due to US$54.0 million in revenues from our acquisitions of Dimensions and Alexandra in the UK on August 6, 2010.
Total gross margin, as a percentage of total net sales, was flat at 42.5%. Occupancy costs as a percent of sales decreased, alteration margin as a percent of sales increased and tuxedo rental margins increased. These increases were offset by a decrease in retail segment clothing margin as a percent of sales, which resulted mainly from increased promotions, and the increased mix of the lower margin corporate apparel segment.
Selling, general and administrative expenses were $203.0 million for the first quarter and increased 13.0% from the prior year’s SG&A of $179.7 million. Excluding $0.7 million in acquisition integration costs, first quarter SG&A expenses were $202.3 million or an increase of 12.6% to the prior year quarter. Adjusted SG&A related to the acquired UK operations resulted in an 8.0% increase. The remaining 4.6% adjusted increase was primarily due to increased payroll related costs and increased expenses associated with increased sales. As a percentage of total net sales, adjusted SG&A decreased 308 basis points from 37.9% to 34.9%.
Operating income was $43.6 million. Excluding $0.7 million in acquisition integration costs, operating income was $44.3 million or 7.6% of total net sales. This compares with the prior year operating income of $21.4 million or 4.5% of total net sales.
The financial results of the combined UK operations, excluding acquisition integration costs, were $0.01 accretive to the Company’s first quarter diluted earnings per share. Integration costs were $0.7 million ($0.4 million after tax or $0.01 per diluted share outstanding).
Total inventories of $521.1 million increased 18.8% from the prior year first quarter of $438.7 million. Excluding inventory from the acquired UK operations, inventories decreased 1.1%.
The Company had no borrowings under its bank credit facility at the end of first quarter fiscal 2011.
During the quarter, the Company repurchased 1.8 million shares for a total of $49.0 million.

2011 GUIDANCE
For the fiscal year, GAAP diluted earnings per share is expected to be in a range of $2.00 to $2.08. Adjusted diluted earnings per share are expected to be in a range of $2.04 to $2.12. Adjusted earnings per share exclude acquisition integration expenses of $3.5 million ($2.2 million after tax or $0.04 per diluted share outstanding).
For the second quarter of the fiscal year, GAAP diluted earnings per share is expected to be in a range of $1.01 to $1.04. Adjusted diluted earnings per share are expected to be in a range of $1.02 to $1.05. Adjusted earnings per share exclude acquisition integration expenses of $0.9 million ($0.6 million after tax or $0.01 per diluted share outstanding).
The financial results of the combined UK acquisitions, excluding acquisition integration expenses, are expected to be accretive to the Company’s full year and second quarter diluted earnings per share.

	Guidance	Guidance
	FY 2011	2Q FY 2011
Total Sales Increase	12% to 13% (1)	20% to 21% (1)
Comparable Store Sales Growth (2)
MW	+5% to +7%	+8% to +9%
K&G	+3% to +4%	+2% to +3%
Moores	+2% to +3%	+6% to +7%
Gross Profit Margin	43.05% to 43.25% (3)	46.65% to 46.80% (3)
S G & A (as % of Sales)	36.00% to 36.20% (4)	33.65% to 33.80% (4)
Effective Tax Rate	35.7%	35.9%
Weighted Average Shares Outstanding (millions)	52.0	51.8
GAAP EPS	$2.00 to $2.08	$1.01 to $1.04
Adjusted EPS	$2.04 to $2.12 (4)	$1.02 to $1.05 (4)
Foreign Exchange Conversion (avg.)
US Dollar to GBP	1.60	1.59
US Dollar to Canadian Dollar	1.03	1.03
Footnotes to Guidance:

1.	Includes US$224 million for full year FY 2011 and US$63 million for 2Q FY2011 of sales from acquired operations of Dimensions and Alexandra.

2.	Includes an assumed U.S. comparable store increase in tuxedo rental revenues of 7% to 8% for the full year FY 2011 and a 6% to 7% increase in 2Q FY 2011.

3.	Occupancy costs are expected to be flat for full year FY 2011 and decrease low single digit for 2Q FY 2011.

4.	Excludes acquisition integration costs.

CONFERENCE CALL AND WEBCAST INFORMATION
At 5:00 p.m. Eastern time on Wednesday, June 8, 2011, Company management will host a conference call and real time webcast to review the first quarter of fiscal 2011 and its outlook for the second quarter and full year of fiscal 2011.
To access the conference call, dial 480-629-9819. To access the live webcast presentation, visit the Investor Relations section of the Company’s website at www.menswearhouse.com. A telephonic replay will be available through June 15, 2011 by calling 303-590-3030 and entering the access code of 4444587#, or a webcast archive will be available free on the website for approximately 90 days.
STORE INFORMATION

	April 30, 2011		May 1, 2010		January 29, 2011
	Number	Sq. Ft.	Number	Sq. Ft.	Number	Sq. Ft.
	of Stores	(000’s)	of Stores	(000’s)	of Stores	(000’s)

Men’s Wearhouse	587	3,340.0	582	3,292.7	585	3,319.0
Men’s Wearhouse and Tux	382	528.4	447	614.1	388	535.7
Moores, Clothing for Men	117	737.4	117	735.5	117	737.8
K&G (a)	101	2,392.4	106	2,465.6	102	2,394.1

Total	1,187	6,998.2	1,252	7,107.9	1,192	6,986.6

(a)	91, 95 and 91 stores, respectively, offering women’s apparel.
Founded in 1973, Men’s Wearhouse is one of North America’s largest specialty retailers of men’s apparel with 1,187 stores. The Men’s Wearhouse, Moores and K&G stores carry a full selection of designer, brand name and private label suits, sport coats, furnishings and accessories and Men’s Wearhouse and Tux stores carry a limited selection. Tuxedo rentals are available in the Men’s Wearhouse, Moores and Men’s Wearhouse and Tux stores. Additionally, Men’s Wearhouse operates a global corporate apparel and workwear group consisting of TwinHill in the United States and Dimensions and Alexandra in the United Kingdom.
This press release contains forward-looking information. The forward-looking statements are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be significantly impacted by various factors, including sensitivity to economic conditions and consumer confidence, possibility of limited ability to expand Men’s Wearhouse stores, possibility that certain of our expansion strategies may present greater risks, changes in foreign currency rates and other factors described in the Company’s annual report on Form 10-K for the fiscal year ended January 29, 2011.
For additional information on Men’s Wearhouse, please visit the company’s website at www.menswearhouse.com. The website for K&G is www.kgstores.com. The website for Moores is www.mooresclothing.com. The website for Dimensions is www.dimensions.co.uk, the website for Alexandra is www.alexandra.co.uk and the website for TwinHill is www.twinhill.com.

THE MEN’S WEARHOUSE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
In thousands, except per share data
(Unaudited)
FOR THE THREE MONTHS ENDED
April 30, 2011 AND May 1, 2010
(In thousands, except per share data)

	Three Months Ended				Variance
		% of		% of			Basis
	2011	Sales	2010	Sales	Dollar	%	Points

Net sales:
Retail clothing product	$410,261	70.69%	$364,690	77.03%	$45,571	12.50%	(6.34)
Tuxedo rental services	73,141	12.60%	72,154	15.24%	987	1.37%	(2.64)
Alteration and other services	37,309	6.43%	32,941	6.96%	4,368	13.26%	(0.53)

Total retail sales	520,711	89.72%	469,785	99.22%	50,926	10.84%	(9.50)
Corporate apparel clothing product sales	59,673	10.28%	3,681	0.78%	55,992	1,521.11%	9.50

Total net sales	580,384	100.00%	473,466	100.00%	106,918	22.58%	0.00

Total cost of sales	333,751	57.51%	272,463	57.55%	61,288	22.49%	(0.04)

Gross margin (a):
Retail clothing product	222,888	54.33%	200,100	54.87%	22,788	11.39%	(0.54)
Tuxedo rental services	63,334	86.59%	60,828	84.30%	2,506	4.12%	2.29
Alteration and other services	11,008	29.50%	8,877	26.95%	2,131	24.01%	2.56
Occupancy costs	(67,171)	(12.90%)	(69,691)	(14.83%)	2,520	3.62%	1.93

Total retail gross margin	230,059	44.18%	200,114	42.60%	29,945	14.96%	1.58
Corporate apparel clothing product margin	16,574	27.77%	889	24.15%	15,685	1,764.34%	3.62

Total gross margin	246,633	42.49%	201,003	42.45%	45,630	22.70%	0.04

Selling, general and administrative expenses	202,996	34.98%	179,650	37.94%	23,346	13.00%	(2.97)

Operating income	43,637	7.52%	21,353	4.51%	22,284	104.36%	3.01

Net interest	(268)	(0.05%)	(225)	(0.05%)	(43)	(19.11%)	0.00

Earnings before income taxes	43,369	7.47%	21,128	4.46%	22,241	105.27%	3.01

Provision for income taxes	16,177	2.79%	7,566	1.60%	8,611	113.81%	1.19

Net earnings including noncontrolling interest	27,192	4.69%	13,562	2.86%	13,630	100.50%	1.82

Net loss attributable to noncontrolling interest	233	0.04%	—	0.00%	233	100.00%	0.04

Net earnings attributable to common shareholders	$27,425	4.73%	$13,562	2.86%	$13,863	102.22%	1.86

Net earnings per diluted common share attributable to common shareholders	$0.52		$0.26

Weighted average diluted common shares outstanding:	52,197		52,628

(a)	Gross margin percent of sales is calculated as a percentage of related sales.

THE MEN’S WEARHOUSE, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands) (Unaudited)

	April 30,	May 1,
	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$145,657	$219,562
Accounts receivable, net	72,004	24,640
Inventories	521,082	438,671
Other current assets	67,911	67,510

Total current assets	806,654	750,383

Property and equipment, net	329,592	336,771
Tuxedo rental product, net	95,180	101,731
Goodwill	91,021	60,780
Intangible assets, net	38,343	3,225
Other assets	7,642	13,465

Total assets	$1,368,432	$1,266,355

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$153,144	$99,720
Accrued expenses and other current liabilities	170,847	136,183
Income taxes payable	597	2,826
Current maturities of long-term debt	—	45,780

Total current liabilities	324,588	284,509
Deferred taxes and other liabilities	70,736	62,741

Total liabilities	395,324	347,250

Equity:
Preferred stock	—	—
Common stock	714	707
Capital in excess of par	343,846	329,030
Retained earnings	1,024,168	964,834
Accumulated other comprehensive income	52,793	37,304
Treasury stock, at cost	(461,760)	(412,770)

Total equity attributable to common shareholders	959,761	919,105

Noncontrolling interest	13,347	—

Total equity	973,108	919,105

Total liabilities and equity	$1,368,432	$1,266,355

THE MEN’S WEARHOUSE, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
FOR THE THREE MONTHS ENDED
April 30, 2011 AND May 1, 2010
(In thousands)

	Three Months Ended
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:

Net earnings including noncontrolling interest	$27,192	$13,562
Non-cash adjustments to net earnings:
Depreciation and amortization	18,652	18,690
Tuxedo rental product amortization	5,546	6,978
Other	9,823	9,312
Changes in assets and liabilities	17,821	732

Net cash provided by operating activities	79,034	49,274

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(14,284)	(11,099)
Proceeds from sales of property and equipment	22	—

Net cash used in investing activities	(14,262)	(11,099)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	1,539	783
Cash dividends paid	(6,409)	(4,756)
Tax payments related to vested deferred stock units	(2,955)	(2,656)
Excess tax benefits from share-based plans	691	763
Purchase of treasury stock	(48,999)	(144)

Net cash used in financing activities	(56,133)	(6,010)

Effect of exchange rate changes	647	1,379

INCREASE IN CASH AND CASH EQUIVALENTS	9,286	33,544

Balance at beginning of period	136,371	186,018

Balance at end of period	$145,657	$219,562